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                                                                    EXHIBIT 99.1

                                              NEWS RELEASE
                                              FOR IMMEDIATE RELEASE

                                              CONTACT:  MERILYN H. HERBERT
                                              VICE PRESIDENT, INVESTOR RELATIONS
                                              (615) 370-1377


                PROVINCE HEALTHCARE ANNOUNCES SECOND ACQUISITION
                                IN SELMA, ALABAMA

         Brentwood, TN, August 27, 2001 - Province Healthcare Company (Nasdaq:PRHC) today announced the signing of a definitive agreement to acquire Vaughan Regional Medical Center in Selma, Alabama, from Vaughan Regional Medical Center, Inc., a non-profit organization. Additionally, Province announced the signing of one new Letter of Intent (LOI) bringing the total number of LOI's outstanding again to three.

         Vaughan Regional Medical Center has 125 licensed beds and had annualized revenues at May 31, 2001 of approximately $38.0 million. Under the agreement, Province will acquire Vaughan Regional for approximately $28.0 million. The sale is expected to close on October 1, 2001, subject to standard regulatory approvals.

         Province announced the acquisition of the other hospital in Selma, Alabama, Selma Baptist Hospital, on July 2, 2001. Martin S. Rash, Chairman and Chief Executive Officer of Province Healthcare, said, "We are very excited about the merger of the two hospitals in Selma, Alabama. With combined revenues of approximately $74.0 million and a service area population of close to 100,000, we foresee a regional hospital, providing more intensive services to the large area it will serve. We have begun the physician recruiting effort and expect to add significantly to the number of quality physicians in the community."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 16 general acute care hospitals in 11 states with a total of 1,733 licensed beds. The Company also provides management services to 36 primarily non-urban hospitals in 13 states with a total of 2,981 licensed beds.

         Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with general economic and business conditions, the effect of future governmental regulations, including the recently enacted Balanced Budget Act of 1997, changes in Medicare and Medicaid reimbursement levels, and the Company's ability to implement successfully its acquisition and development strategy and to obtain financing therefore. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

CONTACT:  Merilyn H. Herbert, Province Healthcare Company (PRHC) at
          (615)370-1377